EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-210546, Registration Statement No. 333-202869 and Registration Statement No. 333-194196 on Form S-8 of Nokia Corporation of our report dated June 25, 2015 related to the statement of net assets available for benefits as of December 31, 2014 of the Nokia USA Inc. Retirement Savings and Investment Plan appearing in this 2015 Annual Report on Form 11-K of the Nokia USA Inc. Retirement Savings and Investment Plan.

Crowe Horwath LLP

Oak Brook, Illinois
July 11, 2016